Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement: August 11, 2014

Explanation of Responses
(1)	These securities are owned by Oracle Partners, L.P. (“Oracle Partners”).
(2)	These securities are owned by Oracle Ten Fund Master, L.P. (“Oracle Ten Fund”).
(3)	These securities are owned by Oracle Institutional Partners, L.P. (“Institutional Partners”).
(4)	These securities are owned by The Feinberg Family Foundation.
(5)	These securities are owned by Oracle Investment Management, Inc. Employees’ Retirement Plan.
(6)
Pursuant to that certain Exchange Agreement, dated July 30, 2014 (the “Exchange Agreement”), by and among Hansen Medical, Inc. (the “Company”) and the warrantholders identified in Exhibit A therein (the “Warrantholders”), the Warrantholders surrendered to the Company for cancellation the Series B Warrants (“Series B Warrants”) and Series C Warrants (“Series C Warrants”) held by such Warrantholders in exchange for (i) a like number of Series B/C Exchange Warrants and (ii) new Series D Warrants (each, as defined below) to purchase common stock, par value $0.0001, of the Company (“Common Stock”), with a per share exercise price of $1.13, and the Warrantholders’ agreement to execute a portion of the new warrants within fourteen days of issuance.

(7)	Represents the surrender by Oracle Partners of Series B Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(8)	Represents the surrender by Oracle Ten Fund Master of Series B Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(9)	Represents the surrender by Institutional Partners of Series B Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(10)	Represents the surrender by Oracle Partners of Series C Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(11)	Represents the surrender by Oracle Ten Fund of Series C Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(12)	Represents the surrender by Institutional Partners of Series C Warrants to the Company for cancellation pursuant to the Exchange Agreement.
(13)
The warrants issued by the Company pursuant to the Exchange Agreement are comprised of two tranches: Series B/C Exchange Warrants to purchase Common Stock (“Series B/C Exchange Warrants”) and Series D Warrants to purchase Common Stock (“Series D Warrants,” and, together with the Series B/C Exchange Warrants, the “Exchange Warrants”).  The Exchange Warrants held by each of Oracle Partners, Oracle Ten Fund and Institutional Partners provide that the holder of such Exchange Warrants may not exercise the Exchange Warrants to the extent such exercise would cause the holder of such Exchange Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the Common Stock then outstanding.  The Series B/C Exchange Warrants are mandatorily exercisable on or prior to August 25, 2014.  The Series D Warrants are exercisable, in whole or in part, at the option of the holder, at any time and from time to time from February 11, 2015 until August 11, 2019.

(14)	Represents the acquisition by Oracle Partners of Series B/C Exchange Warrants pursuant to the Exchange Agreement.
(15)	Represents the acquisition by Oracle Ten Fund of Series B/C Exchange Warrants pursuant to the Exchange Agreement.
(16)	Represents the acquisition by Institutional Partners of Series B/C Exchange Warrants pursuant to the Exchange Agreement.
(17)	Represents the acquisition by Oracle Partners of Series D Warrants pursuant to the Exchange Agreement.
(18)	Represents the acquisition by Oracle Ten Fund of Series D Warrants pursuant to the Exchange Agreement.
(19)	Represents the acquisition by Institutional Partners of Series D Warrants pursuant to the Exchange Agreement.

Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement: August 11, 2014

(20)
Oracle Associates, LLC serves as the general partner of Oracle Partners, Oracle Ten Fund and Institutional Partners, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners.  Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Oracle Ten Fund and the Retirement Plan, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Oracle Ten Fund and the Retirement Plan.  Mr. Feinberg is the trustee of the Foundation and has the sole power to direct the voting and disposition of the Shares in the Foundation and accordingly, may be deemed to be the indirect beneficial owner of the shares.  The foregoing is not an admission by Mr. Feinberg or Oracle Associates that it is the beneficial owner of the shares referenced herein and each disclaims beneficial ownership of all such shares except to the extent of his or its pecuniary interest therein.